Exhibit 99.1

SUPPLEMENTAL INFORMATION

(In thousands, unaudited)

Segment Information

Greenbrier operates in three reportable segments: Manufacturing; Wheels, Repair & Parts; and Leasing & Services. The accounting policies of the segments are described in the summary of significant accounting policies in the Consolidated Financial Statements contained in the Company’s 2013 Annual Report on Form 10-K. Performance for each of these segments is evaluated based on earnings (loss) from operations. Corporate includes selling and administrative costs not directly related to goods and services and certain costs that are intertwined among segments due to the Company’s integrated business. Greenbrier’s management does not allocate Interest and foreign exchange or Income tax benefit (expense) for either external or internal reporting purposes. Intersegment sales and transfers are valued as if the sales or transfers were to third parties. Related revenue and margin are eliminated in consolidation and therefore are not included in consolidated results in the Company’s Consolidated Financial Statements.

The information in the following table is derived directly from the segments’ internal financial reports used for corporate management purposes.

For the three months ended November 30, 2013

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$359,473	$—	$359,473	$38,314	$—	$38,314
Wheels, Repair & Parts	113,401	1,653	115,054	(374)	31	(343)
Leasing & Services	17,481	2,869	20,350	8,670	2,869	11,539
Eliminations	—	(4,522)	(4,522)	—	(2,900)	(2,900)
Corporate	—	—	—	(8,388)	—	(8,388)

	$490,355	$—	$490,355	$38,222	$—	$38,222

For the three months ended August 31, 2013

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$351,728	$15	$351,743	$30,227	$—	$30,227
Wheels, Repair & Parts	114,003	3,326	117,329	(108)	(66)	(174)
Leasing & Services	18,484	9,040	27,524	15,247	9,040	24,287
Eliminations	—	(12,381)	(12,381)	—	(8,974)	(8,974)
Corporate	—	—	—	(6,139)	—	(6,139)

	$484,215	$—	$484,215	$39,227	$—	$39,227

For the three months ended May 31, 2013

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$284,591	$27	$284,618	$21,551	$—	$21,551
Wheels, Repair & Parts	131,167	2,548	133,715	(70,242)	29	(70,213)
Leasing & Services	17,905	2,853	20,758	9,427	2,851	12,278
Eliminations	—	(5,428)	(5,428)	—	(2,880)	(2,880)
Corporate	—	—	—	(7,808)	—	(7,808)

	$433,663	$—	$433,663	$(47,072)	$—	$(47,072)

SUPPLEMENTAL INFORMATION

(In thousands, unaudited)

For the three months ended February 28, 2013

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$294,047	$253	$294,300	$21,542	$15	$21,557
Wheels, Repair & Parts	111,952	3,698	115,650	3,247	(191)	3,056
Leasing & Services	17,167	2,455	19,622	9,036	2,454	11,490
Eliminations	—	(6,406)	(6,406)	—	(2,278)	(2,278)
Corporate	—	—	—	(7,416)	—	(7,416)

	$423,166	$—	$423,166	$26,409	$—	$26,409

For the three months ended November 30, 2012

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$285,368	$6,949	$292,317	$15,502	$(45)	$15,457
Wheels, Repair & Parts	112,100	5,386	117,486	6,137	(63)	6,074
Leasing & Services	17,906	4,392	22,298	8,701	4,392	13,093
Eliminations	—	(16,727)	(16,727)	—	(4,284)	(4,284)
Corporate	—	—	—	(7,253)	—	(7,253)

	$415,374	$—	$415,374	$23,087	$—	$23,087

	Total assets
	November 30,	August 31,	May 31,	February 28,	November 30,
	2013	2013	2013	2013	2012
Manufacturing	$461,096	$401,630	$428,781	$424,622	$442,186
Wheels, Repair & Parts	304,249	318,483	334,974	408,958	417,777
Leasing & Services	427,023	463,381	481,331	466,802	487,161
Unallocated	90,210	106,247	40,520	64,539	48,609

	$1,282,578	$1,289,741	$1,285,606	$1,364,921	$1,395,733

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